UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INVO FERTILITY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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INVO Fertility, Inc.

Supplement to Proxy Statement for the

2025 Annual Meeting of Shareholders

To be Held on July 23, 2025

The following information supplements the Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) that was filed by INVO Fertility, Inc. (the “Company,” “we,” “us” and “our”) with the Securities and Exchange Commission (the “SEC”) on June 4, 2025 and provided to the Company’s shareholders in connection with the solicitation of proxies by the Company’s Board of Directors for the Company’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) to be held on July 23, 2025. This supplement to the Proxy Statement (this “Supplement”) is being filed with the SEC on July 17, 2025. All capitalized terms not otherwise defined herein shall have the respective meanings as set forth in the Proxy Statement.

The information in this Supplement is in addition to the information provided by the Proxy Statement, and except for the changes herein, this Supplement does not modify any other information set forth in the Proxy Statement. The Proxy Statement contains important additional information and this Supplement should be read in conjunction with the Proxy Statement.

The Company is providing this Supplement solely to provide supplemental disclosure regarding (i) confirmation of the updated time and date for the 2025 Annual Meeting, (ii) the implementation of the Company’s 1-for-3 reverse stock split, which will be effective on June 21, 2025, and (iii) the correct voting standard for proposal 3 in the Proxy Statement, which is the proposal to amend the Company’s articles of incorporation to increase the number of authorized shares of our common stock.

Updated Date and Time for the 2025 Annual Meeting

On June 25, 2025, the Company held the 2025 Annual Meeting. At the 2025 Annual Meeting, the Company’s stockholders voted on proposals 1, 2, 4, 5, 6, 7, and 8, and the 2025 Annual Meeting was then adjourned to Wednesday, July 9, 2025, at 12:00 pm Eastern Time to vote on proposal 3.

On July 9, 2025, the Company re-convened the Annual Meeting, and the Company’s CEO, acting as chairman of the Annual Meeting, adjourned the Annual Meeting to Wednesday, July 23, 2025, at 12:00 pm Eastern Time. The adjourned Annual Meeting will be held in virtual format at www.virtualshareholdermeeting.com/INVO2025.

Reverse Stock Split

On July 17, 2025, the Company announced that it will effect a 1-for-3 reverse split of its issued and outstanding and authorized common stock effective as of 12:01 a.m. Eastern Time on July 21, 2025 (the “Reverse Stock Split”). Commencing with the opening of trading on The Nasdaq Capital Market on July 21, 2025, the Company’s common stock will trade on a post-split basis under the same trading symbol, “IVF”.

As a result of the Reverse Stock Split, every 3 shares of issued and outstanding common stock will be exchanged for 1 share of common stock, with any fractional shares being rounded up to the next higher whole share. Immediately after the Reverse Stock Split becomes effective, the Company will have approximately 928,272 shares of common stock issued and outstanding. In addition, a proportionate adjustment will be made to the Company’s authorized shares of common stock such that the Company shall have 1,388,888 shares of authorized common stock after the effective time of the Reverse Stock Split.

The following referenced disclosure is amended and restated to reflect the consummation of the Reverse Stock Split.

The disclosure on page 15 of the Proxy Statement is hereby supplemented by amending and restating the section “Background” as follows:

We are asking our stockholders to approve an amendment to our Amended and Restated Articles of Incorporation, as amended, to increase the number of authorized shares of our common stock. Our authorized capital stock presently consists of 1,388,888 shares of common stock, $0.00001 par value per share (“common stock”), 30,375 shares of which are designated as Series C-1 Convertible Preferred Stock, par value $0.0001 per share, 20,000 shares of which are designated as Series C-2 Convertible Preferred Stock, par value $0.0001, per share and 99,949,625 of which are designated as preferred stock, par value $0.0001 per share.

As of July 21, 2025, approximately 928,272 shares of our common stock were issued and outstanding. In addition, as of July 21, 2025, there were:

●	528,303 shares of common stock issuable upon exercise of outstanding warrants and unit purchase options with a weighted average exercise price of $12.39 per share, of which 338,434 may not be exercised to the extent such exercise would require us to issue shares of common stock in excess of our then authorized and unissued shares of common stock;

●	2,057 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price of $1,106.73 per share.

●	1,469,326 shares of common stock issuable upon conversion of outstanding convertible notes with a weighted average conversion price of $2.83 per share, may not be converted to the extent such conversion would require us to issue shares of common stock in excess of our then authorized and unissued shares of common stock;

●	2,858,246 shares of common stock issuable upon conversion of outstanding series C-2 preferred stock (which may not be converted to the extent such conversion would require us to issue shares of common stock in excess of our then authorized and unissued shares of common stock);

●	400,000 shares of common stock available for future issuance under the 2019 Stock Incentive Plan.

Except as otherwise indicated herein, all information in this proxy reflects or assumes that none of the securities above were converted or exercised.

Accordingly, as of July 21, 2025, out of the 1,388,888 shares of common stock presently authorized, approximately 928,272 shares are issued and outstanding and the remaining approximate 460,616 shares of common stock presently authorized are subject to issuance upon exercise or conversion of currently outstanding warrants, unit purchase options, options, convertible notes, and Series C-2 Preferred

The approval of this Proposal 3 is necessary for (a) the conversion of the Series C-2 Preferred Stock into our shares of common stock, the issuance any additional shares of our common stock, upon conversion of our Series C-2 Preferred issued under the Additional Investment Right (as defined below), the issuance of any additional shares of our common stock due to an adjustment event pursuant to Proposal 4, (b) the conversion of the Amended and Restated Debenture into our shares of common stock and the issuance of any additional shares of our common stock due to an adjustment event pursuant to Proposal 5, (c) the conversion of the Inducement Warrants into our shares of common stock and the issuance of any additional shares of our common stock due to an adjustment event pursuant to Proposal 6, (d) the reservation of 400,000 shares of common stock for future issuance under the Second Amended and Restated 2019 Plan as described in Proposal 7, and (e) to enable the Company to raise equity capital in pursuit of its business and operating objectives, primary amongst which are additional acquisition of in vitro fertilization clinics to reach cash flow breakeven as soon as possible.

The disclosure on page 41 of the Proxy Statement is hereby supplemented by amending and restating the section “Summary Compensation Table” as follows:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)		All other Compensation ($)	Total ($)

Steven Shum	2024	260,000	(2)	-	-	-		-	260,000
Chief Executive Officer (1)	2023	201,875		-	-	30,800	(3)	-	232,675

Andrea Goren	2024	215,000	(4)	-	-	-		-	215,000
Chief Financial Officer	2023	173,750		-	-	24,948	(5)	-	198,698

Dr. Daniel Teper	2024	137,548	(7)	-	-	-		-	137,548
Former President (6)

Michael Campbell	2024	192,500	(9)	-	-	-		-	192,500
Former Chief Operating Officer	2023	220,000		-	-	55,002	(10)	-	275,002
Vice President, Business Development (8)

(1)	Mr. Shum did not receive any additional compensation for being a member of the board.
(2)	As of December 31, 2024, Mr. Shum deferred $69,540 of his salary.
(3)	Amounts reflect the aggregate grant date fair value of the 1,667 shares of common stock underlying the stock option on the date of grant without regards to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by Mr. Shum. The options issued to Mr. Shum provide for equal quarterly vesting over a 3-year period based on continued employment during that time.
(4)	As of December 31, 2024, Mr. Goren deferred $51,948 of his salary.
(5)	Amounts reflect the aggregate grant date fair value of the 1,350 shares of common stock underlying the stock option on the date of grant without regards to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by Mr. Goren. The options issued to Mr. Goren provide for equal quarterly vesting based on continued employment during that time.
(6)	Dr. Teper became president of the Company effective October 11, 2024. All amounts for 2024 are from October 11, 2024, through December 31, 2024.
(7)	As of December 31, 2024, Dr. Teper deferred $85,548 of his salary.
(8)	Effective November 15, 2024, Mr. Campbell retired from the Company, and Mr. Campbell and the Company mutually agreed to terminate his employment agreement.
(9)	As of December 31, 2024, Mr. Campbell deferred $194,323 of his salary.
(10)	Amounts reflect the aggregate grant date fair value of the 1,383 shares of common stock underlying the stock option on the date of grant without regards to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by Mr. Campbell. The options issued to Mr. Campbell provide for equal quarterly vesting over a 3-year period based on continued employment during that time.

The disclosure on page 42 and 43 of the Proxy Statement is hereby supplemented by amending and restating the section “Outstanding Equity Awards at end of 2024” (up to but not including the subsection “Daniel Teper”) as follows:

The following table provides information about outstanding stock options issued by us held by each of our NEOs as of December 31, 2024 (as adjusted to reflect the Reverse Stock Split). None of our NEOs held any other equity awards from us as of December 31, 2024.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Has Not Yet Vested	Market Value of Stock that has not Yet Vested
Steve Shum	5,087	582	22.08-484.17	12/05/30-05/17/33	-	-

Andrea Goren	5,035	486	22.08-345.60	08/10/30-05/17/33	-	-

Dr. Daniel Teper	-	-	-	-	-	-

Michael Campbell	6,108	470	22.08-484.17	01/17/30-05/17/33	-	-

Employment Agreements

Steven Shum

On October 16, 2019, we entered into an employment agreement with Steven Shum (the “Shum Employment Agreement”), pursuant to which Mr. Shum serves as chief executive officer on an at-will basis at an annual base salary of $260,000. The Shum Employment Agreement provided for a performance bonus of $75,000 upon a successful up-listing to the Nasdaq Stock Market, with all other bonuses to be determined by the Board in its sole discretion. In addition to his base salary and performance bonus, Mr. Shum was granted: (i) 625 shares of our common stock (209 shares of common stock following the Reserve Stock Split) and (ii) a three-year option to purchase 10,130 shares of our common stock (3,377 shares of common stock following the Reverse Stock Split) at an exercise price of $489.60 per share. This option vested monthly over its 3-year term. Pursuant to the Shum Employment Agreement, Mr. Shum is also entitled to customary benefits, including health insurance and participation in employee benefit plans. The Shum Employment Agreement provides that if Mr. Shum is terminated without cause (as defined in the Shum Employment Agreement) or he resigns his employment due to a constructive termination (as defined in the Shum Employment Agreement) then he will be entitled to receive, as severance, (a) 12 month’s base salary continuation, (b) 6 months reimbursement of payments for continuing health coverage, pursuant to COBRA, and (c) continued vesting of his shares for a period of 6 months following such employment termination.

On August 10, 2023, Mr. Shum, voluntarily agreed to temporarily reduce the annual base salary under his employment agreement from $260,000 to $105,000 until further notice, which reduction took effect on August 16, 2023. As of January 1, 2024, the salary for Mr. Shum reverted to the amount reflected in the Shum Employment Agreement.

Andrea Goren

On June 14, 2021, we entered into an employment agreement with Andrea Goren (the “Goren Employment Agreement”), pursuant to which Mr. Goren was hired as our chief financial officer. The Goren Employment Agreement provides for an annual base salary of $215,000 and a target annual incentive bonus of up to 50% of base salary if we achieve goals and objectives determined by the Board. In connection with the Goren Employment Agreement, on June 14, 2021 we granted Mr. Goren a stock option under the 2019 Plan to purchase 3,625 shares of our common stock (1,209 shares of common stock following the Reverse Stock Split) (the “Goren Option”). The Goren Option vests in equal monthly installments over a 3-year period, has a term of 10 years and can be exercised at a price of $312.30 per share. Also, in connection with the Goren Employment Agreement, as of July 1, 2021, Mr. Goren was granted a restricted stock award for 250 shares of our common stock (84 shares of common stock following the Reverse Stock Split) (the “Goren RSA”). The Goren RSA vested in equal monthly installments over a 12-month period. Mr. Goren is also entitled to customary benefits, including health insurance and participation in employee benefit plans. The Goren Employment Agreement provides that if Mr. Goren terminates the Goren Employment Agreement for “cause” (as defined in the Goren Employment Agreement) or the Company terminates the Goren Employment Agreement without “cause,” then he will continue to receive his base salary for three months after termination and certain insurance benefits for twelve months after termination. The Company may terminate the Goren Employment Agreement without “cause” on 30 days’ notice.

On August 10, 2023, Mr. Goren, voluntarily agreed to temporarily reduce the annual base salary under his employment agreement from $215,000 to $105,000 until further notice, which reduction took effect on August 16, 2023. As of January 1, 2024, the salary for Mr. Goren reverted to the amount reflected in the Goren Employment Agreement.

Michael Campbell

On January 15, 2020, we entered into an employment agreement (the “Campbell Employment Agreement”) with Michael Campbell to serve as our chief operating officer and vice president of business development. The Campbell Employment Agreement provides for an annual base salary of $220,000, and a target annual incentive bonus of up to 50% of base salary if we achieve goals and objectives determined by the Board. In connection with the Campbell Employment Agreement, on January 17, 2020, we granted Mr. Campbell 1,563 shares of our common stock (521 shares of common stock following the Reverse Stock Split), and an option to purchase 6,250 shares of our common stock (2,084 shares of common stock following the Reverse Stock Split) (the “Campbell Option”) at an exercise price of $410.46 per share. One quarter of the Campbell Option vested upon grant, and the remainder vested in monthly increments over a period of two years from the date of grant. Mr. Campbell is also entitled to customary benefits, including health insurance and participation in employee benefit plans. The Campbell Employment Agreement provides that if Mr. Campbell terminates the Campbell Employment Agreement for “cause” (as defined in the Campbell Employment Agreement) or the Company terminates the Campbell Employment Agreement without “cause,” then he will continue to receive his base salary and certain insurance benefits for three months after termination. We may terminate the Campbell Employment Agreement without “cause” on 60 days’ notice.

Effective November 15, 2024, Mr. Campbell retired from the Company, and we and Mr. Campbell mutually agreed to terminate his employment agreement.

The disclosure on page 44 of the Proxy Statement is hereby supplemented by amending and restating the section “Potential Payments Upon Termination or Change in Control” as follows:

If Mr. Shum is involuntarily terminated without cause or constructively terminated (in each case, as defined in the Shum Employment Agreement), then he is entitled to 12 months’ severance and continued vesting of his shares for a period of 6-months following termination.

If (i) Mr. Goren terminates his employment agreement for cause, (ii) the Company provides notice not to renew his employment agreement on any anniversary date, or (iii) the Company terminates his employment agreement without cause, then he is entitled to three months’ severance and insurance benefits.

If Dr. Teper’s employment with NAYA TX is terminated in connection with a change of control (as defined in the Teper Employment Agreement), he will be entitled to receive (a) an amount equal to two (2) times the sum of (i) his annual salary in effect on the day preceding the change in control termination, plus (ii) an amount equal to the aggregate bonus received by Dr. Teper for the year immediately preceding the change in control termination

The following table sets forth quantitative information with respect to potential payments to be made to either Mr. Shum, Mr. Goren, and Dr. Teper upon termination in various circumstances. The potential payments are based on the terms of each of the employment agreements discussed above. For a more detailed description of the employment agreements, see the “Employment Agreements” section above.

	Potential Payment Upon Termination
Name	($)		Option Awards (#)
Steven Shum	$260,000	(1)	582	(2)
Andrea Goren	$53,750	(3)	486	(4)
Daniel Teper	$1,248,000	(5)	-

(1)	Mr. Shum is entitled to twelve months’ severance at the then applicable base salary rate. Mr. Shum’s current base salary is $260,000 per annum.
(2)	Represents the number of unvested options (adjusted for the Reverse Stock Split) at December 31, 2024. Mr. Shum’s options vest equally over a 36-month period. At December 31, 2024, there were 12 months remaining in his vesting schedule. The potential payment of shares subject to Mr. Shum’s unvested options will reduce every month as his options vest and the value of his unvested options will be based on our market price at such time.
(3)	Mr. Goren is entitled to three months’ severance at the then applicable base salary rate. Mr. Goren’s current base salary is $215,000 per annum.
(4)	Represents the number of unvested options at December 31, 2024 (adjusted for the Reverse Stock Split). Mr. Goren’s options vest equally over a 36-month period. At December 31, 2024, there were 12 months remaining in his vesting schedule. The potential payment of shares subject to Mr. Goren’s unvested options will reduce every month as his options vest and the value of his unvested options will be based on our market price at such time.
(5)	Dr. Teper is entitled to two times his annual salary at the then applicable base salary rate. Dr. Teper’s current base salary with NAYA TX is $624,000 per annum.

The disclosure on page 49 of the Proxy Statement is hereby supplemented by amending and restating the section “Securities Authorized for Issuance Under Equity Compensation Plans” as follows:

The following table shows information regarding our equity compensation plans as of December 31, 2024 (as adjusted for the Reverse Stock Split.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (c)
Equity compensation plans approved by security holders (1)	32,763	(2)	$125.70	54,771
Equity compensation plans not approved by security holders	-		-	-
Total	32,763		$125.70	54,771

(1) 2019 Stock Incentive Plan. On October 3, 2019, our Board adopted the 2019 Stock Incentive Plan (as amended, the “Plan”). The purpose of our Plan is to advance the best interests of the company by providing those persons who have a substantial responsibility for our management and growth with additional incentive and by increasing their proprietary interest in the success of the company, thereby encouraging them to maintain their relationships with us. Further, the availability and offering of stock options and common stock under the plan supports and increases our ability to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability which we depend. As of December 31, 2024, the total number of shares available for the grant of either stock options or compensation stock under the plan (as adjusted for the Reverse Stock Split), including 20,640 shares approved at our stockholders meeting on October 12, 2022, is 103,683 shares, subject to annual increases of six percent (6%) of the total number of shares of outstanding Common Stock on December 31st of the preceding calendar year.

(2) We granted no shares subject to restricted stock grants under the Plan in the year ended December 31, 2024.

Our Board administers our plan and has full power to grant stock options and common stock, construe and interpret the plan, establish rules and regulations and perform all other acts, including the delegation of administrative responsibilities, it believes reasonable and proper. Any decision made, or action taken, by our Board arising out of or in connection with the interpretation and administration of the plan is final and conclusive.

The Board, in its absolute discretion, may award common stock to employees of, consultants to, and directors of the company, and such other persons as the Board or compensation committee may select, and permit holders of common stock options to exercise such options prior to full vesting therein and hold the common stock issued upon exercise of the option as common stock. Stock options may also be granted by our Board or compensation committee to non-employee directors of the company or other persons who are performing or who have been engaged to perform services of special importance to the management, operation or development of the company.

If our outstanding common stock is changed into or exchanged for a different number or kind of shares or other securities of the company by reason of merger, consolidation, other reorganization, recapitalization, combination of shares, stock split-up or stock dividend, prompt, proportionate, equitable, lawful and adequate adjustment shall be made of the aggregate number and kind of shares subject to stock options which may be granted under the plan.

Our Board may at any time, and from time to time, suspend or terminate the plan in whole or in part or amend it from time to time in such respects as our Board may deem appropriate and in our best interest.

Corrected Voting Standard for Proposal 3 in the Proxy Statement

On May 30, 2025, the State of Nevada amended the Nevada Revised Statutes (the “NRS Amendments”) to, among other things, lower the approval required for a publicly traded corporation to amend its articles of incorporation solely for the purpose of increasing or decreasing the number of shares the corporation is authorized to issue from a “majority of the voting power” to a “vote of the stockholders of the affected class or series.”

The following referenced disclosure is amended and restated to reflect the NRS Amendments.

The disclosure on page 8 of the Proxy Statement is hereby supplemented by amending and restating the section “Proposal 3 – Common Stock Increase Proposal” as follows:

The affirmative vote of the stockholders representing a majority of the votes cast on the matter is required to approve Proposal 3. Shares held in street name by a bank, broker, or other nominee who indicate on their proxies that they do not have authority to vote the shares on Proposal 3 will not be counted as votes FOR or AGAINST Proposal 3 and will be treated as broker non-votes. Broker non-votes will have no effect on the voting on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast of shares voting on Proposal 3. As a result, voting to ABSTAIN will have no effect on the voting on Proposal 3.

The disclosure on page 16 of the Proxy Statement is hereby supplemented by amending and restating the section “Required Vote” as follows:

Stockholder approval of this Proposal 3 requires a “FOR” vote from the stockholders representing a majority of the votes cast on the matter.

Forward Looking Statements

This Proxy Statement and this Supplement include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.